Exhibit 99.2

February 13, 2013

Dear Fellow Shareholders,

The weakness in the IT market continued in Q4 as evidenced by the lackluster financial results announced by several large IT vendors. As our customers fight against declining revenues, we continue to see cuts to marketing budgets. We don’t expect a change in this environment until certainty and confidence improves, which will result in an increase in CAPEX spending.

Despite the macro weakness, we remain confident in our business because we continue to outperform our competitors due to our targeted content strategy, engaged audience and innovative product platform, Activity Intelligence™. We continue to execute well against the opportunity outside the US as evidenced by our geo-targeted revenues growing more than 50% in 2012. We recently launched a new product called IT Deal Alert™. We are excited about this because it is a derivative service that takes advantage of our leadership position in terms of in-depth IT content and our engaged audience. Financially it is attractive because it provides a recurring revenue stream and taps into a different budget.

Q4 2012 results

Total Q4 2012 revenues decreased 12% to $25.4 million compared to Q4 2011. Q4 2012 online revenue decreased by 13% to $22.6 million compared to Q4 2011. Online revenues represented 89% of total Q4 2012 revenues. Q4 2012 events revenue decreased by 7% to $2.7 million compared to Q4 2011 and represented 11% of total Q4 2012 revenues.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation, and amortization, as further adjusted to eliminate stock-based compensation) for Q4 2012 decreased 32% to $5.8 million compared to $8.5 million for Q4 2011.

The Company generated $3.8 million of cash in the quarter.

Total gross profit margin for Q4 2012 was 74%, compared to 77% for Q4 2011. Online gross profit margin decreased to 75% for Q4 2012, compared to 79% for Q4 2011. Events gross profit margin increased to 63% for Q4 2012, as compared to 60% for Q4 2011.

The Company’s balance sheet remains strong. As of December 31, 2012, the Company’s cash, cash equivalents and investments totaled $76.3 million, and the Company had no outstanding bank debt.

In the quarter, the company purchased 59,793 shares at an average price of $4.82 on the open market.

Q1 Guidance

We expect overall revenues for Q1 of 2013 to be between $20.0 million and $21.2 million. We expect online revenues to be between $19 million and $20 million. We expect event revenues to be between $1.0 million and $1.2 million. We expect adjusted EBITDA to be between $0.1 million and $0.7 million.

IT Deal Alert Update

We ran a successful paid beta test in Q4. We launched the product into the market in January. We are encouraged by the feedback that we are receiving in the market. Our 2013 goals for IT Deal Alert are to use customer feedback to optimize the offering and prioritize our product roadmap so we have a good run rate in Q4 leading into 2014.

International Update

Our international revenue continues to grow at a healthy rate. We have grown geo-targeted revenues over 50% in the full year 2012 versus the full year 2011. Online geo-targeted revenues represented 26% of online revenue in the fourth quarter. We acquired our French partner in Q4 and will now operate directly in France. In addition, we expect to launch direct operations in Germany in 2013. In APAC, we grew revenues over 80% in Q4 versus the year ago period as our new direct operations in Singapore and Australia made a positive contribution. The number of geo-targeted customers in Q4 was up 46% versus the same period a year ago. We believe that international revenues will continue to grow to where they will eventually represent 40% of overall revenues.

Customer Segment Update

We saw double-digit revenue declines from the 12 largest IT vendors and our smaller customers, who tend to be VC-backed start-ups. Our mid-market customers were approximately flat.

Summary

Despite the challenging economy, we are optimistic about our business because we are gaining market share and we will be rewarded when IT spending recovers and marketing budgets begin to grow again. We are executing very well outside the US and we believe that we can grow that business at a healthy rate for several years. We believe that geo-targeted revenues will eventually represent approximately 40% of our revenues. We are bullish on the new recurring revenue sales intelligence products that we have already launched and new ones that we plan to bring to the market.

Sincerely,

Greg Strakosch

Chairman, CEO and Co-Founder

Forward Looking Statements

Certain matters included in this Letter to Shareholders may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in this Letter to Shareholders, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this Letter to Shareholders and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.